Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Francis M. Rowan
Linens ‘n Things
(973) 815-2929
frowan@lnt.com

Linens ‘n Things Reports Third Quarter 2007 Financial Performance

Clifton, NJ — November 13, 2007 — Linens Holding Co. (“LNT” or the “Company”), a leading home furnishings specialty retailer known as “Linens ‘n Things,” today reported its financial results for the third quarter ended September 29, 2007.

The Company reported total net sales of $666.8 million for the quarter, a 1.3% increase over the same quarter in 2006. This increase in net sales resulted from the opening of new stores, partially offset by a comparable store sales decline of 1.4% for the quarter.

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization. As part of its reporting, it also presents Adjusted EBITDA, which excludes the impact of transaction expenses from the February 2006 acquisition of Linens ‘n Things, Inc., and other non-recurring or non-cash expenses, and normalizes occupancy costs for certain purchase accounting and rent-related adjustments. For the quarter, the Company generated negative Adjusted EBITDA of $3.0 million compared to Adjusted EBITDA of $21.5 million in the third quarter of 2006. The decrease in year-over-year third quarter Adjusted EBITDA was primarily the result of a decrease in gross margin reflecting the highly promotional environment during the quarter and an increase in selling, general and administrative expenses due to increased marketing spend and higher occupancy costs associated with a larger store base.

“Despite the ongoing challenges in the retail environment, we posted significantly improved same-store sales in the third quarter from the second quarter,” said Robert DiNicola, Chairman and Chief Executive Officer. “In addition, we were encouraged by a healthier sales mix during the third quarter, with both the housewares and textiles categories generating positive comparable store sales. We continue to invest in the basics and our overall inventory ownership this year reflects our commitment to our key classifications. As we look forward to the upcoming holiday season, we believe our merchandise and marketing plans are focused to drive traffic to our stores and to create excitement on the sales floor during this important season.”

The Company generated a net loss for the third quarter of 2007 of $79.9 million compared with a net loss of $27.4 million in the third quarter of 2006. The increase in the net loss for the third quarter of 2007 reflects the year over year decline in Adjusted EBITDA, a non-cash impairment charge of $16.8 million, and the fact that no tax benefit was recorded in connection with the net loss in the current quarter versus a $14.4 million benefit in the comparable quarter in 2006.

The Company ended the quarter with an asset-based revolver balance of $328.2 million, cash on hand of $12.1 million and excess availability under its old revolving credit facility of $238.5 million. As previously announced, the Company entered into a new credit facility in October 2007. The new credit facility is beneficial to the Company compared to its prior credit facility in several respects. Among other things, the Company has obtained increases in its advance rates on inventory and accounts receivable for its borrowing base computation as well as the elimination of all financial maintenance covenants. If the new credit facility had been in effect at the end of the third quarter, the excess availability under the new facility on a pro forma basis would have been $255.5 million. In addition, the new credit facility is not subject to the previous facility’s covenant that likely would have restricted the use of the last $70 million of availability. Therefore, the effective increase in excess availability would have been $87.0 million.

For the third quarter, the Company used cash from operating activities of $59.3 million. The use of cash in the third quarter primarily reflects seasonal working capital requirements as the Company prepares for the upcoming holiday selling season. For the third quarter of 2007, the Company had capital expenditures of $8.8 million compared with $19.1 million during the prior year period.

During the third quarter of 2007, the Company opened five stores and closed zero stores as compared with opening eight stores and closing two stores during the third quarter of 2006. Store square footage increased 3.6% to 19.3 million at September 29, 2007 compared with 18.6 million at September 30, 2006.

Net sales for the thirty-nine week period ended September 29, 2007 decreased 1.6% to $1,831.9 million, as compared with net sales of $1,862.6 million for the same period last year. Comparable store sales for the thirty-nine week period ended September 29, 2007 decreased 4.6%.

Net loss for the thirty-nine week period ended September 29, 2007 was $180.1 million as compared with a net loss of $132.0 million for the same period last year. The net loss for the thirty-nine weeks ended September 29, 2007 is after a non-cash impairment charge of $16.8 million.

Conference Call Details

The Company will host a conference call to report the third quarter 2007 financial results on November 13, 2007 at 12:00 pm ET. To listen to this call, dial: 1-888-694-4702, conference ID 9442108. Following the completion of the call, a replay will be available through December 4, 2007 by dialing 1-877-519-4471, passcode 9442108. A webcast of the call will be available on www.lnt.com through December 4, 2007.

Linens ‘n Things, with 2006 sales of approximately $2.8 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories. As of September 29, 2007, Linens ‘n Things operated 585 stores in 47 states and seven provinces across the United States and Canada. More information about Linens ‘n Things can be found online at www.lnt.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements. The Company believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, and we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The Company’s actual results and future financial condition may differ materially from those described or implied by any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions; changes in the retailing environment and consumer spending habits; inclement weather and natural disasters; competition from existing and potential competitors; the amount of merchandise markdowns; loss or retirement of key members of management; increases in the costs of borrowings and unavailability of additional debt or equity capital; impact of our substantial indebtedness on our operating income and our ability to grow; the cost of labor; labor disputes; increased healthcare benefit costs; and other costs and expenses. This list of factors is not intended to be exhaustive.

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Thirteen Weeks Ended September 29, 2007	Thirteen Weeks Ended September 30, 2006

Net sales	$666,791	$658,155
Cost of sales, including buying and distribution costs	405,687	388,579

Gross profit	261,104	269,576

Selling, general and administrative expenses	300,927	287,429
Impairment of property and equipment	16,779	—

Operating loss	(56,602)	(17,853)

Interest income	(74)	(18)
Interest expense	24,197	23,572

Interest expense, net	24,123	23,554

Other (income) expense, net	(1,539)	323

Loss before provision (benefit) for income taxes	(79,186)	(41,730)
Provision (benefit) for income taxes	743	(14,355)

Net loss	$(79,929)	$(27,375)

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Thirty-nine Weeks Ended September 29, 2007	February 14, 2006 to September 30, 2006	January 1, 2006 to February 13, 2006
	(Successor Entity)	(Successor Entity)	(Predecessor Entity)

Net sales	$1,831,922	$1,577,583	$284,971
Cost of sales, including buying and distribution costs	1,110,417	951,007	180,675

Gross profit	721,505	626,576	104,296

Selling, general and administrative expenses	873,042	708,113	175,424
Impairment of property and equipment	16,779	—	—

Operating loss	(168,316)	(81,537)	(71,128)

Interest income	(338)	(137)	(668)
Interest expense	74,084	55,404	—

Interest expense (income), net	73,746	55,267	(668)

Other income, net	(3,837)	(2,408)	(1,286)

Loss before benefit for income taxes	(238,225)	(134,396)	(69,174)
Benefit for income taxes	(58,136)	(50,322)	(21,270)

Net loss	$(180,089)	$(84,074)	$(47,904)

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 29, 2007	December 30, 2006	September 30, 2006

Current assets:
Cash and cash equivalents	$12,101	$12,526	$11,394
Accounts receivable	33,942	37,063	33,886
Inventories	976,005	793,002	999,316
Prepaid expenses and other current assets	17,253	15,308	66,788
Current deferred taxes	13,788	16,815	12,225

Total current assets	1,053,089	874,714	1,123,609
Property and equipment, net of accumulated depreciation of $188,671, $100,616 and $74,339, respectively	447,773	530,829	572,500
Identifiable intangible assets, net	144,583	150,044	155,361
Goodwill	272,081	267,830	265,702
Deferred financing costs and other noncurrent assets	41,001	34,517	35,218

Total assets	$1,958,527	$1,857,934	$2,152,390

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$267,054	$204,760	$291,683
Accrued expenses and other current liabilities	203,528	241,911	195,120
Short-term borrowings	—	—	225,870

Total current liabilities	470,582	446,671	712,673
Senior secured notes and other long-term debt	978,180	689,876	652,092
Noncurrent deferred income taxes	67,914	125,977	170,491
Other long-term liabilities	59,611	50,667	48,512

Total liabilities	1,576,287	1,313,191	1,583,768

Shareholders’ equity:
Common stock	131	131	131
Additional paid-in capital	654,727	652,395	651,636
Accumulated deficit	(286,622)	(106,533)	(84,074)
Accumulated other comprehensive income (loss)	14,004	(1,250)	929

Total shareholders’ equity	382,240	544,743	568,622

Total liabilities and shareholders’ equity	$1,958,527	$1,857,934	$2,152,390

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Successor Entity		Predecessor Entity
	Thirty-nine Weeks Ended September 29, 2007	February 14, 2006 to September 30, 2006	January 1, 2006 to February 13, 2006

Cash flows from operating activities:
Net loss	$ (180,089)	$ (84,074)	$(47,904)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	97,274	80,215	12,642
Deferred income taxes	(64,075)	(23,234)	(6,725)
Share-based compensation	2,330	3,363	12,484
Amortization of deferred financing charges	6,076	5,429	43
Loss on sales and disposals of property and equipment	539	416	—
Impairment of property and equipment	16,779	—	—
Changes in assets and liabilities, net of effect of acquisition:
Decrease (increase in accounts receivable	3,580	12,047	(2,240)
Increase in inventories	(172,723)	(177,910)	(31,886)
Decrease (increase in prepaid expenses and other current assets	1,625	(34,097)	(12,153)
Decrease (increase in identifiable intangible assets and other noncurrent assets	119	(2,498)	9,580
Increase in accounts payable	56,488	59,051	12,010
Decrease in accrued expenses and other liabilities	(29,217)	(42,038)	(7,807)

Net cash used in operating activities	(261,294)	(203,330)	(61,956)

Cash flows from investing activities:
Acquisition of the Predecessor Entity, net of cash acquired(1)	—	(1,205,502)	—
Additions to property and equipment	(31,247)	(48,776)	(10,956)
Proceeds from sales of property and equipment	5,400	3,100	—

Net cash used in investing activities	(25,847)	(1,251,178)	(10,956)

Cash flows from financing activities:
Issuance of common stock to Linens Investors LLC and others	—	650,650	—
Issuance of floating rate notes	—	650,000	—
Financing and direct acquisition costs	(2,146)	(59,930)	—
Premium paid for derivative financial instrument	—	(700)	—
Federal tax benefit from common stock issued under stock incentive plans	—	—	4,298
Net increase in borrowings under revolving credit facility	290,380	225,870	—
Decrease in treasury stock	—	—	674
Payments on mortgage note	(2,076)	(38)	(10)

Net cash provided by financing activities	286,158	1,465,852	4,962

Effect of exchange rate changes on cash and cash equivalents	558	50	125
Net (decrease) increase in cash and cash equivalents	(425)	11,394	(67,825)
Cash and cash equivalents at beginning of period	12,526	—	158,158

Cash and cash equivalents at end of period	$ 12,101	$ 11,394	$ 90,333

(1)    In connection with the Merger, net cash settlements of approximately $20.0 million and $4.4 million for stock options and restricted stock units, respectively, are included in “Acquisition of the Predecessor Entity, net of cash acquired.”

Net loss reconciliation to EBITDA and Adjusted EBITDA

LNT defines EBITDA as earnings before interest, income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA adjusted to exclude the additional items described in the following table.

The Company presents EBITDA and Adjusted EBITDA because it considers them as useful analytical tools for measuring its ability to service its debt and generate cash for other purposes. EBITDA and Adjusted EBITDA are not measurements of the Company’s financial performance under Generally Accepted Accounting Principles (“GAAP”) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is presented as additional information because management uses Adjusted EBITDA to evaluate the operating performance of the Company. Management also believes that Adjusted EBITDA is a meaningful measurement that is commonly used by investors, security analysts and others to measure the Company’s operating performance. EBITDA and Adjusted EBITDA may differ from other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

For the thirteen and thirty-nine weeks ended September 29, 2007 and September 30, 2006, the following table presents EBITDA reconciled to the Company’s net loss for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.

LINENS HOLDING CO. (AND PREDECESSOR)

(In thousands)

(Unaudited)

	Thirteen Weeks Ended September 29, 2007	Thirteen Weeks Ended September 30, 2006	Thirty-Nine Weeks Ended September 29, 2007	Thirty-Nine Weeks Ended September 30, 2006

Net loss	$(79,929)	$(27,375)	$(180,089)	$(131,978)
Provision (benefit) for income taxes	743	(14,355)	(58,136)	(71,592)
Interest expense, net	24,123	23,554	73,746	54,599
Depreciation and amortization	32,989	33,399	97,274	92,857

EBITDA	(22,074)	15,223	(67,205)	(56,114)

Non-cash rent expense (a)	1,764	3,416	7,234	8,648
Non-cash lease transactions (b)	(618)	(611)	(1,851)	(1,495)
Non-cash landlord allowance amortization (c)	(335)	(286)	(994)	(3,575)
Cash landlord allowances received (d)	521	1,698	2,011	5,049

EBITDA after rent related adjustments	(20,742)	19,440	(60,805)	(47,487)

Non-cash fixed asset impairment charge (e)	16,779	—	16,779	—
Non-cash intangible asset impairment charge (f)	100	—	100	—
Transaction expenses (g)	—	850	—	33,004
Non-cash fixed asset write-off (h)	4	129	21	416
Non-cash stock based compensation (i)	—	—	—	3,180
Accelerated payment of stock options (j)	—	—	—	9,305
Stock option expense (k)	874	1,035	2,330	3,363
Executive severance (l)	—	—	21	1,692

Adjusted EBITDA	$(2,985)	$21,454	$(41,554)	$3,473

(a)           Represents the straight-line effect of scheduled rent increases over the expected lease term.

(b)           Represents non-cash unfavorable lease amortization for leases valued below market as a result of the acquisition of the Company by Apollo Management.

(c)           Non-cash landlord allowance amortization represents the amortization of cash allowances received from landlords at inception of leases. Non-cash landlord allowance amortization has the effect of reducing rent expense.

(d)           Represents cash allowances received from landlords at inception of leases.

(e)           Represents the non-cash accelerated write-down of the book value of certain underperforming fixed assets.

(f)            Represents the non-cash accelerated write-down of certain identifiable intangible assets.

(g)           Transaction costs represent legal and other merger related expenses.

(h)           Represents the non-cash loss on the disposal of fixed assets for locations that have closed.

(i)            Represents non-cash compensation expense related to prior restricted stock grants.

(j)            Represents acceleration of compensation expense related to stock option grants as a result of the acquisition of the Company by Apollo Management.

(k)           Represents stock compensation expense related to stock option grants under SFAS 123R.

(l)            Charges related to severance for a former executive coupled with individuals effected under the Company’s cost containment initiative.